As filed with the Securities and Exchange Commission on July 19, 2017
Registration No. 333-217397
UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3
(Amendment No. 1)

REGISTRATION STATEMENT
 UNDER
 THE SECURITIES ACT OF 1933

BIOPTIX, INC.
(Exact name of registrant as specified in its charter)

Colorado	84-155337
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

834-F South Perry Street, Suite 443
Castle Rock, CO 80104
(303) 794-2000
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jeffrey G. McGonegal
Chief Financial Officer
834-F South Perry Street, Suite 443
Castle Rock, CO 80104
(303) 794-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of " large accelerated filer ", " accelerated filer " and " smaller reporting company " in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (do not check if smaller reporting company)	Smaller reporting company ☒	Emerging growth company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common stock, no par value per share	900,000	$4.16	(2)	$3,739,500	$433.41
Common stock, no par value per share, issuable upon conversion of convertible promissory notes (3)	1,957,161	$4.16	(2)	$8,132,004	$942.50
Common stock, no par value per share, issuable upon exercise of warrants	2,800,000	$4.16	(2)	$11,634,000	$1,348.38
TOTAL	5,657,161	$4.16		$23,505,504	$2,724.29	*

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be issued resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.  In accordance with Rule 457(c) of the Securities Act of 1933, as amended, the price shown is the average of the high and low sales prices of the Common Stock on April 17, 2017 as reported on The NASDAQ Capital Market.

(3)	Includes shares of Common Stock issuable for accrued interest under the terms of the promissory notes, computed to the maturity date.
(4)	Previously Paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED July 19, 2017

PROSPECTUS

BIOPTIX, INC.

900,000 Shares of Common Stock Offered by the Selling Stockholders
1,957,161  Shares of Common Stock Issuable Upon Conversion of 2% Convertible Promissory Notes Offered by the Selling Stockholders
2,800,000 Shares of Common Stock Issuable Upon Exercise of Warrants Offered by the Selling Stockholders

This prospectus relates to the disposition from time to time of 5,657,161 shares of common stock, no par value per share (the "Common Stock"), which includes (i) 900,000 shares of Common Stock, (ii) 1,957,161 shares of Common Stock issuable upon the conversion of outstanding 2% convertible promissory notes (the "Notes") and (iii) 2,800,000 shares of Common Stock issuable upon the exercise of outstanding warrants held by the selling stockholders named in this prospectus.  We will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares of Common Stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares of Common Stock in the section entitled "Plan of Distribution" on page 8. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale or disposition of the shares, or interests therein. We will bear all costs, expenses and fees in connection with the registration of the shares. We will not be paying any underwriting discounts or commissions in this offering.

Our Common Stock is presently listed on The NASDAQ Capital Market under the symbol "BIOP."  On July 17, 2017 the last reported sale price of our Common Stock was $4.00. The applicable prospectus supplement will contain information, where applicable, as to any other listing on The NASDAQ Capital Market or any securities market or other exchange of the securities, if any, covered by the prospectus supplement .

Investing in our securities involves various risks.  See "Risk Factors" contained herein for more information on these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is July 19, 2017.

i

Company References

In this prospectus, "Bioptix," "the Company," "we," "us," and "our" refer to Bioptix, Inc., a Colorado corporation, unless the context otherwise requires.

OUR BUSINESS

Through our wholly owned subsidiary, BiOptix Diagnostics, Inc. ("BDI"), which we acquired in September 2016, we have developed a proprietary Enhanced Surface Plasmon Resonance technology platform for the detection of molecular interactions.  We acquired a Surface Plasma Resonance (SPR) platform which seeks to combine high sensitivity with microarray detection capability to allow researchers to understand whether their target molecules have functionality against the disease targeted. SPR is an advanced and highly sensitive optical technology that can measure refractive index changes on a sensor chip's gold surface due to a change in mass that occurs during a binding event. This change can be used to monitor biological interactions such as the concentration of target molecules, kinetic rates and affinity constants.

BDI is a life science tools company that provides an affordable solution for drug discovery scientists who require label-free, real-time detection of bio-molecular interactions.  BDI manufactures, sells and services instruments and consumables to pharmaceutical researchers allowing them to develop new drugs faster than by using older technologies such as enzyme-linked immunosorbent assay or "ELISA". BDI was originally established with technology developed in conjunction with Dr. John L. "Jan" Hall, Adjoint Professor, JILA (University of Colorado), who shared the Nobel Prize for Physics in 2005 for his work on laser-based precision spectroscopy and the optical frequency comb technique. SPR is the core of the BDI products and intellectual property.  Dr. Hall, in conjunction with the scientists at BDI, created a common path interferometer that was commercialized to become the 404pi instrument.

When it was acquired by us in September 2016, BDI was in the initial stages of rolling out its first commercial product, the 404pi system.  BDI's initial revenue was generated in 2014 with first sales to customers including sales to leading academic researchers and biotech companies. BDI did not experience any significant seasonality to its business and provided normal terms to its customers, generally 30-60 days, net. Currently there is no back-log of orders.

Following the September 2016 acquisition of BDI, we began hiring sales, marketing and operational employees, adding a total of eight employees to the twelve hired in connection with the acquisition.

The BDI products include a reader instrument (404pi) and the consumable test products consisting of test chips (cassettes) and packaging.  The instrument is assembled in-house using primarily off the shelf parts and certain customized components.  Consumable test product components are manufactured at the BDI facility using certain sub-assemblies processed by third-party contractors. Raw materials and certain sub-components are acquired from a number of suppliers.

Recent Developments

Effective January 14, 2017, the Company adopted a plan to exit the business of BDI and commenced a significant reduction in the workforce. The decision to adopt this plan was made following an evaluation by the Company's Board of Directors in January 2017, of the estimated results of operations projected during the near to mid-term period for BDI, including consideration of product development required and updated sales forecasts, and estimated additional cash resources required. Accordingly, the historical results of BDI have been classified as discontinued operations for all periods presented.

Following the recent decision to exit the BDI business, we have begun evaluating potential strategic alternatives. We expect, in the near term, to establish the primary criteria we will consider as we evaluate our next steps and strategic path forward with the goal of maximizing value for our stockholders. Additionally, we will focus on attempting to locate an acquirer or partner for the BDI operations as well as continuing to attempt to locate an interested party for the appendicitis assets.

Historical Operations

We also hold an exclusive license agreement with Washington University ("WU") in St. Louis which granted us an exclusive license and right to sublicense its technology for veterinary products worldwide, subject to certain exceptions.  In July 2012, we granted Ceva Sante Animale S.A. ("Ceva") an exclusive royalty-bearing license to our intellectual property and other assets, relating to recombinant single chain reproductive hormone technology for use in non-human mammals.  This license includes a sublicense of the technology licensed to us by WU.  Ceva continues to advance development of the bovine rFSH product and cumulative cash payments received to date by us from Ceva have been approximately $2 million.

On February 25, 2016, we completed the sale of our corporate headquarters, land and building, to a third party at a purchase price of $4,053,000.  The sale generated approximately $1.8 million in net cash after expenses and mortgage payoffs. In addition to agreeing to the sale, we rented back space in the building under short-term lease agreements that provide storage space required for our current level of operations.

Company Information

We were incorporated on July 24, 2000 in the state of Colorado under the name "AspenBio, Inc.", which was subsequently changed to AspenBio Pharma, Inc.  In December 2012, we changed our name to "Venaxis, Inc." and in 2016, in connection with our acquisition of BiOptix Diagnostics, Inc., we changed our name to "Bioptix, Inc."  Our principal executive offices are located at 834-F South Perry Street, Suite 443, Castle Rock, CO 80104 and our telephone number is (303) 794-2000. Our website address is www.venaxis.com. The information contained on, or accessible through, our website is not part of this prospectus or any prospectus supplement.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward-looking statements described under "Risk Factors" in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Securities and Exchange Commission (the "SEC") on March 31, 2017, as well as information incorporated by reference into this prospectus and the additional risk factor set forth below. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future.  See "Forward-Looking Statements" below.

Our March 2017 note financing grants certain rights to the Lead Investor in the financing.  As such, the Lead Investor may waive defaults and amend terms with or without the consent of the additional investors in the March 2017 note financing.

The Notes and proceeds from our March 2017 note financing are currently being held in escrow pursuant to an Escrow Agreement we have entered with the investors and the escrow agent.  Unless the conditions to release of escrow have been satisfied, or waived, the Notes and proceeds may be released only upon the execution of definitive documents for a Qualified Transaction (as defined in the note purchase agreement). Barry Honig, as the Lead Investor, has the right among other things, to waive the investor conditions to release of the escrow (and delivery of the Notes to the investors and funds to the Company).  No other investor has the ability to waive conditions for the escrow release.  If we fail to execute definitive documents for a Qualified Transaction within the required timeframe, and Mr. Honig does not waive such requirement, we may not receive the proceeds from the sale of the notes.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as "expects," "anticipates," "intends," "estimates," "plans," "believes," "seeks," "may," "should", "could" or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus or such prospectus supplement only. Because the risk factors referred to above, as well as the risk factors referred to on page 4 of this prospectus and incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus and any accompanying prospectus supplement, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

The net proceeds from any disposition of the shares covered hereby would be received by the selling stockholders. We will not receive any of the proceeds from the sale of our Common Stock by the selling stockholders other than the net proceeds of any warrants exercised for cash.

DESCRIPTION OF TRANSACTIONS

On March 10, 2017, we sold $2,250,000 of units of our securities, pursuant to separate purchase agreements with certain of the selling stockholders, at a purchase price of $2.50 per unit.  Each unit consists of one share of our Common Stock and a three year warrant to purchase one share of Common Stock, at an exercise price of $3.50 per share.

The warrants are exercisable, at any time on or after the sixth month anniversary of the date of issuance, at a price of $3.50 per share, subject to adjustment, and expire three years from the date of issuance. The holders may, subject to certain limitations, exercise the warrants on a cashless basis. We are prohibited from effecting an exercise of any warrant to the extent that, as a result of any such exercise, the holder would beneficially own more than 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of such warrant.

On May 25, 2017, the Lead Investor (as defined below) waived the requirement that the securities and purchase price remain in escrow subject to the occurrence of a “Qualified Transaction” and the Common Stock and warrants and the proceeds from the sale of the Common Stock and warrants were released from escrow to the investors and the Company, respectively .

On March 15, 2017, we entered into separate securities purchase agreements pursuant to which we agreed to sell up to $4,750,000 of principal amount of Notes and three year warrants to certain of the selling stockholders.  On March 16, 2017, we satisfied all closing conditions and closed the transaction. The Notes are convertible into shares of Common Stock at an initial conversion price of $2.50.  Each warrant is exercisable into shares of Common Stock at an exercise price equal to $3.56 per share.

At any time, a selling stockholder may submit a conversion or exercise notice indicated their intent to convert its Note or exercise its warrant. However, the Company may not issue any shares of its Common Stock upon such conversion to the extent such issuance (when aggregate with all other applicable issuances) would exceed 19.99% of the Company’s issued and outstanding Common Stock, until after the Company has received approval from NASDAQ and holders of its Common Stock, in order to remain compliant with NASDAQ Listing Rule 5635. We are also prohibited from effecting a conversion of any Note or exercise of any warrant to the extent that, as a result of any such conversion or exercise, the holder would beneficially own more than 4.99% or 9.99%, respectively, of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of such Note or exercise of such warrant, as the case may be.

We agreed to file a preliminary proxy statement within 45 days of closing of the March 16, 2017 transaction, which preliminary proxy statement was filed on April 28, 2017, for a special meeting of our stockholders, in order to submit to our stockholders a proposal to approve an amendment to our Articles of Incorporation authorizing the creation of 15,000,000 shares of "blank check" preferred stock and, thereafter, we shall designate  shares of preferred stock as "Series A Preferred Stock" by filing a Certificate of Designations, Preferences and Rights of 0% Series A Convertible Preferred Stock with the Secretary of State (such date of filing, the "Filing Date"). On the Filing Date, the Notes shall automatically, and without any further action on the part of the holders, be exchanged for shares of Series A Preferred Stock based on a ratio of $1.00 of stated value of Series A Preferred Stock for each $1.00 of then outstanding principal amount plus any accrued but unpaid interest thereon, pursuant to Section 3(a)(9) of the Securities Act.

As of the date hereof, the Notes and proceeds from the Notes remain in escrow.  During this time, the selling stockholders are at market risk inasmuch as the price of the Company’s Common Stock may fall below the purchase price of the Notes on or before such securities are released from escrow, if at all.  The Notes and corresponding proceeds would be released upon the execution of definitive documents for a Qualified Transaction (as defined in the securities purchase agreement).  The selling stockholders are not irrevocably bound to receive the Notes as a Qualified Transaction may never be consummated. In the event the Company fails to execute such definitive documents within the proscribed time period, the Lead Investor (as defined as defined below) has the right to waive such requirement and may approve the release of escrow in writing.  The selling stockholders (other than the Lead Investor) do not have the ability to determine satisfaction of the escrow release.

The Lead Investor is Barry Honig, who is also a selling stockholder, both individually and through GRQ Consultants, Inc. Roth 401K FBO Barry Honig, for which Mr. Honig is trustee.

 SELLING STOCKHOLDERS
This prospectus relates to the sale or other disposition of up to 5,657,161 shares of our Common Stock by the selling stockholders named below, and their donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, which includes:
(i)	900,000 shares of Common Stock;
(ii)	1,957,161 shares of Common Stock issuable upon the conversion of outstanding convertible promissory notes; and;
(iii)	2,800,000 shares of Common Stock issuable upon the exercise of outstanding warrants.
The following table, based upon information currently known by us, sets forth as of July 14, 2017, (i) the number of shares held of record or beneficially by the selling stockholders as of such date (as determined below) and (ii) the number of shares that may be sold or otherwise disposed of under this prospectus by each selling stockholder. Percentage ownership is based on 5,392,503 shares of Common Stock outstanding as of July 14, 2017, plus securities deemed to be outstanding with respect to individual stockholders pursuant to Rule 13d-3(d)(1) under the Exchange Act. Beneficial ownership includes shares of Common Stock plus any securities held by the holder exercisable for or convertible into shares of Common Stock within 60 days after July 14, 2017, in accordance with Rule 13d-3(d)(1) under the Exchange Act. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder named below. We do not know when or in what amounts a selling stockholder may sell or otherwise dispose of the shares of Common Stock covered hereby.
The selling stockholders may not sell or otherwise dispose of any or all of the shares offered by this prospectus and may sell or otherwise dispose of shares covered hereby in transactions exempt from the registration requirements of the Securities Act. Because the selling stockholders may sell or otherwise dispose of some, all or none of the shares covered hereby, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of the following table, we have assumed that all of the shares covered hereby are sold by the selling stockholders pursuant to this prospectus.

None of the selling stockholders has held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares or other securities. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by their spouses under applicable law. Unless otherwise indicated below, to our knowledge, no persons named in the table are a broker-dealer or affiliate of a broker-dealer.  Unless otherwise indicated, all addresses are c/o Bioptix, Inc., 834-F South Perry Street, Suite 443, Castle Rock, CO 80104.
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Before this Offering		Percentage of Common Stock Beneficially Owned Before this Offering**	Shares of Common Stock Offered in this Offering		Shares of Common Stock Beneficially Owned After this Offering		Percentage of Common Stock Beneficially Owned After this Offering**
Acquisition Group Limited	200,000	(1)	3.64%	200,000	(1)	0		*
Northurst Inc.	554,100	(2)	9.99%	800,000	(2)	0		*
Erick Richardson	200,000	(3)	3.64%	200,000	(3)	0		*
Melechdavid Inc.	340,000	(4)	6.11%	340,000	(4)	0		*
Mark Groussman c/f Alivia Groussman UTMA/FL	80,000	(5)	1.47%	80,000	(5)	0		*
Mark Groussman c/f Asher Groussman UTMA/FL	80,000	(6)	1.47%	80,000	(6)	0		*
Barry Honig	543,000	(7)	9.99%	406,017	(8)	504,000	(9)	8.53%
GRQ Consultants, Inc. Roth 401K FBO Barry Honig	595,600	(10)	9.99%	1,015,042	(11)	30,600		*
Titan Multi-Strategy Fund I, Ltd.	592,400	(12)	9.99%	1,704,066	(13)	15,000		*
US Commonwealth Life, A.I. Policy No. 2013-17	40,602	(14)	0.75%	40,602	(14)	0		*
Robert R. O'Braitis	81,204	(15)	1.48%	81,204	(15)	0		*
Stockwire Research Group, Inc.	40,602	(16)	0.75%	40,602	(16)	0		*
Aifos Capital LLC	121,805	(17)	2.21%	121,805	(17)	0		*
Stetson Capital Management, LLC	283,300	(18)	4.99%	406,017	(19)	7,500		*
JAD Capital Inc.	81,204	(20)	1.48%	81,204	(20)	0		*
Richard Molinsky	97,789	(21)	1.80%	40,602	(22)	57,187		1.05%
Alan Honig	20,000	(23)	0.19%	20,000	(23)	0		*

*    Less than 1%.
** Based on 5,392,503 shares of Common Stock outstanding as of July 14, 2017.

(1)
Adam Arviv is the President of Acquisition Group Limited. In such capacity he has voting and dispositive control over the securities held by such entity. Represents (i) 100,000 shares of Common Stock and (ii) 100,000 shares of Common Stock issuable upon exercise of outstanding warrants. The address for this selling stockholder is 118 Yorkville Ave, Suite 604, Toronto, Ontario M5RIC2.

(2)
Jake Malczewski is the Controlling Shareholder of Northurst Inc.  In such capacity he has voting and dispositive control over the securities held by such entity. Represents (i) 400,000 shares of Common Stock and (ii) 154,100 shares of Common Stock issuable upon exercise of outstanding warrants. Excludes 245,900 shares of Common Stock issuable upon exercise of outstanding warrants, which contains a 9.99% beneficial ownership limitation. Shares of Common Stock offered in this offering, include the 245,900 shares of Common Stock issuable upon exercise of outstanding warrants. The address for this selling stockholder is 118 Cragmore Ave, Pointe-Claire, Quebec, H9R 5M1.

(3)
Represents (i) 100,000 shares of Common Stock and (ii) 100,000 shares of Common Stock issuable upon exercise of outstanding warrants. The address for this selling stockholder is 11290 Chalon Road, Los Angeles CA 90049.

(4)
Mark Groussman is the President of Melechdavid Inc. In such capacity he has voting and dispositive control over the securities held by such entity. Represents (i) 170,000 shares of Common Stock and (ii) 170,000 shares of Common Stock issuable upon exercise of outstanding warrants. The address for this selling stockholder is 5154 La Gorce Drive Miami Beach, FL 33140.

(5)
Mark Groussman is the Custodian of Mark Groussman c/f Alivia Groussman UTMA/FL. In such capacity he has voting and dispositive control over the securities held by such entity. Represents (i) 40,000 shares of Common Stock and (ii) 40,000 shares of Common Stock issuable upon exercise of outstanding warrants. The address for this selling stockholder is 5154 La Gorce Drive Miami Beach, FL 33140.

(6)
Mark Groussman is the Custodian of Mark Groussman c/f Asher Groussman UTMA/FL. In such capacity he has voting and dispositive control over the securities held by such entity. Represents (i) 40,000 shares of Common Stock and (ii) 40,000 shares of Common Stock issuable upon exercise of outstanding warrants. The address for this selling stockholder is 5154 La Gorce Drive Miami Beach, FL 33140.

(7)
Represents (i) 29,815 shares of Common Stock, (ii) 443,585 shares of Common Stock held by GRQ Consultants, Inc. 401K ("401K"), (iii) 30,600 shares of Common Stock held by GRQ Consultants, Inc. Roth 401K FBO Barry Honig ("Roth 401K") and (iv) 39,860 shares of Common Stock issuable upon exercise of outstanding warrants held by Mr. Honig. Mr. Honig is the trustee of 401K and Roth 401K in such capacity holds voting and dispositive power over the securities held by such entities. Excludes (i) 170,000 shares of Common Stock issuable upon conversion of a convertible promissory note, which contains a 4.99% beneficial ownership limitation, (ii) 160,140 shares of Common Stock issuable upon exercise of outstanding warrants, which contains a 9.99% beneficial ownership limitation, (iii) 515,042 shares of Common Stock issuable upon conversion of a convertible promissory note, which contains a 4.99% beneficial ownership limitation, and (iv) 500,000 shares of Common Stock issuable upon exercise of outstanding warrants, which contains a 9.99% beneficial ownership limitation. Shares cannot be issued upon conversion of the Note or exercise of the warrants without obtaining Shareholder Approval, as defined in Section 4(f) of the Note and Section 2(f) of the warrant, respectively. The Notes and warrants are being held in escrow pending certain release conditions being met. The address for this selling stockholder is 555 S. Federal Highway, #450, Boca Raton, FL 33432.

(8)
Represents (i) 206,017 shares of Common Stock issuable upon conversion of a convertible promissory note and (ii) 200,000 shares of Common Stock issuable upon exercise of outstanding warrants. Shares cannot be issued upon conversion of the Note or exercise of the warrants without obtaining Shareholder Approval, as defined in Section 4(f) of the Note and Section 2(f) of the warrant, respectively.  The Notes and warrants are being held in escrow pending certain release conditions being met.

(9)
Represents (i) 29,815 shares of Common Stock, (ii) 443,585 shares of Common Stock held by 401K and (iii) 30,600 shares of Common Stock held by Roth 401K. Mr. Honig is the trustee of 401K and Roth 401K and in such capacity holds voting and dispositive power over the securities held by such entities.

(10)
Represents (i) 30,600 shares of Common Stock and (ii) 500,000 shares of Common Stock issuable upon exercise of outstanding warrants, which contains a 9.99% beneficial ownership limitation. Excludes 515,042 shares of Common Stock issuable upon conversion of a convertible promissory note, which contains a 4.99% beneficial ownership limitation.  Mr. Honig is the trustee of Roth 401K and in such capacity holds voting and dispositive power over the securities held by such entity. Shares cannot be issued upon conversion of the Note or exercise of the warrants without obtaining Shareholder Approval, as defined in Section 4(f) of the Note and Section 2(f) of the warrant, respectively.  The Notes and warrants are being held in escrow pending the satisfaction of certain release conditions. The address for this selling stockholder is 555 S. Federal Highway, #450, Boca Raton, FL 33432.

(11)
Represents (i) 515,042 shares of Common Stock issuable upon conversion of a convertible promissory note and (iii) 500,000 shares of Common Stock issuable upon exercise of outstanding warrants, which contains a 9.99% beneficial ownership limitation. Shares cannot be issued upon conversion of the Note or exercise of the warrants without obtaining Shareholder Approval, as defined in Section 4(f) of the Note and Section 2(f) of the warrant, respectively.  The Notes and warrants are being held in escrow pending certain release conditions being met.

(12)
Jonathan Honig is the Manager of Titan Multi-Strategy Fund I, Ltd. In such capacity he has voting and dispositive control over the securities held by such entity. Represents (i) 55,000 shares of Common Stock and (ii) 537,400 shares of Common Stock issuable upon exercise of outstanding warrants, which contains a 9.99% beneficial ownership limitation. Excludes (i) 824,066 shares of Common Stock issuable upon conversion of a convertible promissory note, which contains a 4.99% beneficial ownership limitation and (ii) 256,226 shares of Common Stock issuable upon exercise of outstanding warrants, which contains a 9.99% beneficial ownership limitation.  Shares cannot be issued upon conversion of the Note or exercise of the warrants without obtaining Shareholder Approval, as defined in Section 4(f) of the Note and Section 2(f) of the warrant, respectively.  The Notes and warrants are being held in escrow pending certain release conditions being met. The address for this selling stockholder is 5825 Windsor Court, Boca Raton, FL 33496.

(13)
Represents (i) 40,000 shares of Common Stock and (ii) 824,066 shares of Common Stock issuable upon conversion of a convertible promissory note and (Iii) 840,000 shares of Common Stock issuable upon exercise of outstanding warrants. Shares cannot be issued upon conversion of the Note or exercise of the warrants without obtaining Shareholder Approval, as defined in Section 4(f) of the Note and Section 2(f) of the warrant, respectively.  The Notes and warrants are being held in escrow pending certain release conditions being met .

(14)
Candice Merren-Yates and Ghislian Ghyoot are the Authorized Signatories of US Commonwealth Life, A.I. Policy No. 2013-17. In such capacity they share voting and dispositive control over the securities held by such entity. Represents (i) 20,602 shares of Common Stock issuable upon conversion of a convertible promissory note and (ii) 20,000 shares of Common Stock issuable upon exercise of outstanding warrants. Shares cannot be issued upon conversion of the Note or exercise of the warrants without obtaining Shareholder Approval, as defined in Section 4(f) of the Note and Section 2(f) of the warrant, respectively.  The Notes and warrants are being held in escrow pending certain release conditions being met. The address for this selling stockholder is 304 Ponce de Leon, Suite 1000, San Juan, Puerto Rico, 00918.

(15)
Represents (i) 41,204 shares of Common Stock issuable upon conversion of a convertible promissory note and (ii) 40,000 shares of Common Stock issuable upon exercise of outstanding warrants. Shares cannot be issued upon conversion of the Note or exercise of the warrants without obtaining Shareholder Approval, as defined in Section 4(f) of the Note and Section 2(f) of the warrant, respectively.  The Notes and warrants are being held in escrow pending certain release conditions being met. Mr. O'Braitis is affiliated with a broker-dealer and may be deemed a statutory underwriter of the shares. The address for this selling stockholder is 43811 Grantner Pl, Ashburn, VA 20147.

(16)
Adrian James is the President & CEO of Stockwire Research Group, Inc.  In such capacity he has voting and dispositive control over the securities held by such entity. Represents (i) 20,602 shares of Common Stock issuable upon conversion of a convertible promissory note and (ii) 20,000 shares of Common Stock issuable upon exercise of outstanding warrants. Shares cannot be issued upon conversion of the Note or exercise of the warrants without obtaining Shareholder Approval, as defined in Section 4(f) of the Note and Section 2(f) of the warrant, respectively.  The Notes and warrants are being held in escrow pending certain release conditions being met. The address for this selling stockholder is 3736 Bee Caves Road, Suite 1-105, Austin, TX 78746.

(17)
Edward Karr is the Managing Member of Aifos Capital LLC.  In such capacity he has voting and dispositive control over the securities held by such entity. Represents (i) 61,805 shares of Common Stock issuable upon conversion of a convertible promissory note and (ii) 60,000 shares of Common Stock issuable upon exercise of outstanding warrants. Shares cannot be issued upon conversion of the Note or exercise of the warrants without obtaining Shareholder Approval, as defined in Section 4(f) of the Note and Section 2(f) of the warrant, respectively. The Notes and warrants are being held in escrow pending certain release conditions being met. The address for this selling stockholder is Aifos Capital LLC, CP 5452, CH-1211 Geneva 11, Switzerland.

(18)
John Stetson is the Managing Member of Stetson Capital Management, LLC.  In such capacity he has voting and dispositive control over the securities held by such entity. Represents (i) 7,500 shares of Common Stock, (ii) 75,800 shares of Common Stock issuable upon conversion of a convertible promissory note and (iii) 200,000 shares of Common Stock issuable upon exercise of outstanding warrants. Excludes 130,217 shares of Common Stock issuable upon conversion of a convertible promissory note, which contains a 4.99% beneficial ownership limitation. Shares cannot be issued upon conversion of the Note or exercise of the warrants without obtaining Shareholder Approval, as defined in Section 4(f) of the Note and Section 2(f) of the warrant, respectively.  The Notes and warrants are being held in escrow pending certain release conditions being met. The address for this selling stockholder is 68 Fiesta Way, Ft. Lauderdale, FL 33301.

(19)
Represents (i) 206,017 shares of Common Stock issuable upon conversion of a convertible promissory note and (ii) 200,000 shares of Common Stock issuable upon exercise of outstanding warrants. Shares cannot be issued upon conversion of the Note or exercise of the warrants without obtaining Shareholder Approval, as defined in Section 4(f) of the Note and Section 2(f) of the warrant, respectively. The Notes and warrants are being held in escrow pending certain release conditions being met.

(20)
Jason Theofilos is the Director of JAD Capital Inc.  In such capacity he has voting and dispositive control over the securities held by such entity. Represents (i) 41,204 shares of Common Stock issuable upon conversion of a convertible promissory note and (ii) 40,000 shares of Common Stock issuable upon exercise of outstanding warrants. Shares cannot be issued upon conversion of the Note or exercise of the warrants without obtaining Shareholder Approval, as defined in Section 4(f) of the Note and Section 2(f) of the warrant, respectively. The Notes and warrants are being held in escrow pending certain release conditions being met. The address for this selling stockholder is 120 East Beaver Creek Road, Suite 200, Richmond Hill, Ontario, Canada L4B 4V1.

(21)
Represents (i) 57,187 shares of Common Stock, (ii) 20,602 shares of Common Stock issuable upon conversion of a convertible promissory note and (iii) 20,000 shares of Common Stock issuable upon exercise of outstanding warrants. Shares cannot be issued upon conversion of the Note or exercise of the warrants without obtaining Shareholder Approval, as defined in Section 4(f) of the Note and Section 2(f) of the warrant, respectively.  The Notes and warrants are being held in escrow pending certain release conditions being met. The address for this selling stockholder is 51 Lord's Highway East, Weston, CT 06883.

(22)
Represents (i) 20,602 shares of Common Stock issuable upon conversion of a convertible promissory note and (ii) 20,000 shares of Common Stock issuable upon exercise of outstanding warrants. Shares cannot be issued upon conversion of the Note or exercise of the warrants without obtaining Shareholder Approval, as defined in Section 4(f) of the Note and Section 2(f) of the warrant, respectively.  The Notes and warrants are being held in escrow pending certain release conditions being met.

(23)
Represents (i) 10,000 shares of Common Stock and (ii) 10,000 shares of Common Stock issuable upon exercise of outstanding warrants. The address for this selling stockholder is 200 East 69 St, Apt 21B, New York, NY 10021.

PLAN OF DISTRIBUTION

Each selling stockholder of the Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on The NASDAQ Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.
We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.
Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, they will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.
We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144 or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act of 1933, as amended).

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock summarizes the material terms and provisions of our Common Stock. For the complete terms of our Common Stock, please refer to our Articles of Incorporation and our Bylaws that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus. The terms of these securities may also be affected by the Colorado Revised Statutes. The summary below is qualified in its entirety by reference to our amended and restated Articles of Incorporation and our amended and restated Bylaws.

As of the date of this prospectus, our authorized capital stock consisted of 60,000,000 shares of Common Stock, no par value per share. As of the date of this prospectus, there were 5,392,503 shares of our Common Stock issued and outstanding.

Common Stock

Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders, except that in the election of directors each shareholder shall have as many votes for each share held by him, her or it as there are directors to be elected and for whose election the shareholder has a right to vote.  Cumulative voting is not permitted. Generally, all matters to be voted on by shareholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present.  Holders of outstanding shares of our Common Stock are entitled to those dividends declared by the Board of Directors out of legally available funds, and, in the event of our liquidation, dissolution or winding up of our affairs, holders are entitled to receive ratably our net assets available to the shareholders.  Holders of our outstanding Common Stock have no preemptive, conversion or redemption rights.  All of the issued and outstanding shares of our Common Stock are, and all unissued shares of our Common Stock, when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable.  To the extent that additional shares of our Common Stock may be issued in the future, the relative interests of the then existing shareholders may be diluted.

Warrants
On March 10, 2017, we issued to purchasers of our units warrants to purchase an aggregate of 900,000 shares of Common Stock. The warrants are exercisable at a price of $3.50 per share, subject to adjustment, and expire three years from the date of issuance. The holders may, subject to certain limitations, exercise the warrants on a cashless basis. We are prohibited from effecting an exercise of any warrant to the extent that, as a result of any such exercise, the holder would beneficially own more than 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of such warrant.  55.5556% of the warrants (and common stock) issued to each investor were being held in escrow pending the satisfaction of certain release conditions. On May 25, 2017, the warrants (and associated shares of common stock) and the proceeds from the sale therefrom were released from escrow to the investors and the Company, respectively, and no longer remain subject to a “Qualified Transaction.”

On March 16, 2017, we issued warrants to purchase an aggregate of 1,900,000 shares of Common Stock with each warrant based upon the number of shares of Common Stock equal to 100% of such investor's subscription amount divided by the conversion price of $2.50. The warrants are exercisable at a price of $3.56 per share, subject to adjustment, and expire three years from the date of issuance. The holders may, subject to certain limitations, exercise the warrants on a cashless basis. We are prohibited from effecting an exercise of any warrant to the extent that, as a result of any such exercise, the holder would beneficially own more than 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of such warrant.  The warrants issued to each investor are being held in escrow pending the satisfaction of certain release conditions.

At any time, a selling stockholder may submit an exercise notice indicated its intent to exercise its warrant. However, the Company may not issue any shares of its Common Stock upon such exercise to the extent such issuance (when aggregate with all other applicable issuances) would exceed 19.99% of the Company’s issued and outstanding Common Stock, until after the Company has received approval from NASDAQ and holders of its Common Stock, in order to remain compliant with NASDAQ Listing Rule 5635 .

If we, at any time while the warrants are outstanding: (i) pay a stock dividend or otherwise make a distribution or distributions payable in shares of Common Stock or any Common Stock equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of the warrants), (ii) subdivide outstanding shares of Common Stock into a larger number of shares, (iii) combine (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issue, in the event of a reclassification of shares of the Common Stock, any shares of capital stock, then the exercise price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.

Convertible Promissory Notes

The Notes are convertible at a per share price of $2.50 per share, subject to adjustment, and conversion shares will be issued at any time after we have received approval of the transaction from our stockholders as required by Nasdaq Listing Rule 5635. At any time, a selling stockholder may submit a conversion notice indicated its intent to convert its Note. However, the Company may not issue any shares of its Common Stock upon such conversion to the extent such issuance (when aggregate with all other applicable issuances) would exceed 19.99% of the Company’s issued and outstanding Common Stock, until after the Company has received approval from NASDAQ and holders of its Common Stock, in order to remain compliant with NASDAQ Listing Rule 5635.  The number of shares of Common Stock issuable upon a conversion shall be determined by the quotient obtained by dividing the outstanding principal amount of such holder's Note to be converted by the conversion price. We are also prohibited from effecting a conversion of any Note to the extent that, as a result of any such exercise, the holder would beneficially own more than 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of such Note .

Except as otherwise provided in the Note, we may not prepay or redeem the Note in whole or in part without the prior written consent of the holder, and to the extent we agree with other holders to prepay or redeem other Notes in whole or in part, we shall offer such prepayment or redemption of the Note on a pro rata basis on the same terms and conditions.

If we, at any time while the Note is outstanding: (i) pay a stock dividend or otherwise make a distribution or distributions payable in shares of Common Stock or any Common Stock equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of the Notes), (ii) subdivide outstanding shares of Common Stock into a larger number of shares, (iii) combine (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issue, in the event of a reclassification of shares of the Common Stock, any shares of capital stock, then the conversion price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.

Holders of the Notes shall be entitled to receive, and we shall pay, cumulative interest on the outstanding principal amount of the Note at the annual rate of two (2%) percent (all subject to increase as set forth in the Note), payable on the maturity date of September 16, 2018 in cash or shares issuable in lieu of the cash payment of interest on the Notes in accordance with the terms of the Notes. Interest on the Notes shall be calculated on the basis of a 360-day year and the actual number of days elapsed. Payments made in connection with the Notes shall be applied first to amounts due thereunder other than principal and interest, thereafter to interest and finally to principal. Conversion privileges set forth in the Notes shall remain in full force and effect immediately from the date thereof and until the Note is paid in full.

We agreed to file a preliminary proxy statement for a special meeting of our stockholders,  which preliminary proxy statement was filed on April 28, 2017, in order to submit to our stockholders a proposal to approve an amendment to our Articles of Incorporation authorizing the creation of 15,000,000 shares of "blank check" preferred stock and, thereafter, we shall designate  shares of preferred stock as "Series A Preferred Stock" by filing a Certificate of Designations, Preferences and Rights of 0% Series A Convertible Preferred Stock with the Secretary of State. On the Filing Date, the Notes shall automatically, and without any further action on the part of the holders, be exchanged for shares of Series A Preferred Stock based on a ratio of $1.00 of stated value of Series A Preferred Stock for each $1.00 of the then outstanding principal amount plus any accrued but unpaid interest thereon, pursuant to Section 3(a)(9) of the Securities Act. The Notes and warrants issued to each investor are being held in escrow pending the satisfaction of certain release conditions.

As of the date hereof, the Notes and proceeds from the Notes remain in escrow.  During this time, the selling stockholders are at market risk inasmuch as the price of the Company’s Common Stock may fall below the purchase price of the Notes on or before such securities are released from escrow, if at all.  The Notes and corresponding proceeds would be released upon the execution of definitive documents for a Qualified Transaction (as defined in the securities purchase agreement).  The selling stockholders are not irrevocably bound to receive the Notes as a Qualified Transaction may never be consummated. In the event the Company fails to execute such definitive documents within the proscribed time period, the Lead Investor has the right to waive such requirement and may approve the release of escrow in writing.  The selling stockholders (other than the Lead Investor) do not have the ability to determine satisfaction of the escrow release .

Anti-Takeover Effects of Certain Provisions of our Articles of Incorporation, Bylaws and the Colorado Revised Statutes ("CRS")
Certain provisions of our Articles of Incorporation and Bylaws, which are summarized in the following paragraphs, may have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, the Articles of Incorporation and Bylaws and Colorado law, as applicable, among other things:

●	provide the board of directors with the ability to alter the Bylaws without stockholder approval;

●	place limitations on the removal of directors; and

●	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our board. These provisions may delay or prevent someone from acquiring or merging with us, which may cause our market price of our Common Stock to decline .

Limitations on Liability, Indemnification of Officers and Directors and Insurance

Our Articles of Incorporation and Bylaws require us to indemnify any person entitled to indemnity under the CRS, as it currently exists or may be amended, to the fullest extent permitted by the CRS, and, to the maximum extent permitted by the CRS, purchase and maintain insurance providing such indemnification.

Our Bylaws specifically sets forth that we shall indemnify any proper person against reasonably incurred expenses (including attorneys' fees), judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if it is determined that he conducted himself in good faith and that he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation's best interests, or (ii) in all other cases (except criminal cases), that his conduct was at least not opposed to the corporation's best interests, or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. Official capacity means, when used with respect to a director, the office of director and, when used with respect to any other proper person, the office in a corporation held by the officer or the employment, fiduciary or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of Common Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

 Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Corporate Stock Transfer, Inc., Denver, Colorado.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by counsel. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated balance sheet of Bioptix, Inc. and Subsidiary, as of December 31, 2016, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference, which report includes an explanatory paragraph relating to auditing the adjustments to the 2015 financial statements to retrospectively reflect the reverse stock split.  Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The audited financial statements, incorporated herein by reference, for the year ended December 31, 2015 have been audited by GHP Horwath, P.C. ("GHP"), independent registered public accounting firm, for the period and to the extent set forth in their report.  Their report includes an explanatory paragraph relating to the effects of the adjustments to retroactively apply the impact of the reverse stock split to the December 31, 2015 financial statements. Such financial statements have been so incorporated in reliance upon the report of such firm given upon the firm's authority as an expert in auditing and accounting.

Effective January 1, 2017, the partners and employees of GHP joined another independent registered public accounting firm.  As of January 13, 2017, the client-auditor relationship between us and GHP ceased.  On February 3, 2017, our Board of Directors appointed EisnerAmper LLP as our independent registered public accounting firm .

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act.  As permitted by the SEC's rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement.  You will find additional information about us in the registration statement.  Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read, without charge, and copy the documents we file at the SEC's public reference rooms in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, DC 20549, or in New York, New York and Chicago, Illinois.  You can request copies of these documents by writing to the SEC and paying a fee for the copying cost.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Our SEC filings are also available to the public at no cost from the SEC's website at http://www.sec.gov.  In addition, we make available on or through our Internet site copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC. Our Internet site can be found at www.venaxis.com.

INCORPORATION OF DOCUMENTS BY REFERENCE

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The Securities and Exchange Commission permits us to "incorporate by reference" the information contained in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the Securities and Exchange Commission, and incorporate by reference in this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2016 filed on March 31, 2017 and the Annual Report on Form 10-K/A filed on April 27, 2017;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 filed on May 15, 2017;

•	Definitive Proxy Statement 14A filed on July 10, 2017;

•
Current Reports on Form 8-K or Form 8-K/A (excluding any reports or portions thereof that are deemed to be furnished and not filed) filed on January 6, 2017, January 11, 2017, January 20, 2017, January 20, 2017, February 8, 2017, February 9, 2017, February 9, 2017, March 16, 2017, March 17, 2017, April 7, 2017, April 13, 2017, May 8, 2017, May 18, 2017, May 25, 2017, June 15, 2017 and July 3, 2017.

We also incorporate by reference all additional documents that we file with the Securities and Exchange Commission under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with Securities and Exchange Commission rules.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (303) 545-5550 or by writing to us at the following address:

Bioptix, Inc.
834-F South Perry Street, Suite 443
Castle Rock, CO 80104
(303) 794-2000

PART II

 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the Registrant.  All of such fees and expenses, except for the SEC registration fee are estimated:

SEC registration fee	$2,724
Transfer agent's fees and expenses	$1,000
Legal fees and expenses	$10,000
Printing fees and expenses	$1,000
Accounting fees and expenses	$7,500
Miscellaneous fees and expenses	$776

Total	$23,000

Item 15. Indemnification of Officers and Directors.

Our Articles of Incorporation and Bylaws require us to indemnify our officers, directors, employees and agents against reasonably incurred expenses (including legal fees), judgments, penalties, fines and amounts incurred in the settlement of any action, suit or proceeding if it is determined that such person conducted himself in good faith and that he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in our best interest, (ii) in all other cases (except criminal proceedings) that his conduct was at least not opposed to our best interests, or (iii) in the case of any criminal proceeding, that he has not reasonable cause to believe that his conduct was unlawful.

This determination shall be made by a majority vote of directors at a meeting at which a quorum is present, provided however that the quorum can only consist of directors not parties to the proceeding.  If a quorum cannot be obtained, the determination may be made by a majority vote of a committee of the board, consisting of two or more directors who are not parties to the proceeding.  Directors who are parties to the proceeding may participate in the designation of members to serve on the committee.  If a quorum of the board or a committee cannot be established, the determination may be made (i) by independent legal counsel selected by a vote of the board of directors or committee in the manner described in this paragraph or, if a quorum cannot be obtained or a committee cannot be established, by independent legal counsel selected by a majority of the full board (including directors who are parties to the proceeding) or (ii) by a vote of the shareholders.  Any officer, director, employee or agent may seek court-ordered indemnification from the court conducting the proceeding.  The court may then determine whether such person should be entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Section 7−108−402 of the Colorado Business Corporation Act (the "Act") provides, generally, that the Articles of Incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that any such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7−108−403 of the Act (unlawful distributions), or (iv) any transaction from which the director directly or indirectly derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective.  Our Articles of Incorporation contain such a provision.

Section 7−109−103 of the Act provides, that a corporation organized under Colorado law shall be required to indemnify a person who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation's request as a director, an officer, an agent, an associate, an employee, a fiduciary, a manager, a member, a partner, a promoter, or a trustee of, or to hold any similar position with, another domestic or foreign corporation or other person or of an employee benefit plan (a "Director") of the corporation and who was wholly successful, on the merits or otherwise, in the defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a "Proceeding"), in which he was a party, against reasonable expenses incurred by him in connection with the Proceeding, unless such indemnity is limited by the corporation's Articles of Incorporation.

Section 7−109−102 of the Act provides, generally, that a corporation may indemnify a person made a party to a Proceeding because the person is or was a Director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, the person's conduct was in the corporation's best interests and, in all other cases, his or her conduct was at least not opposed to the corporation's best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful.  A corporation may not indemnify a Director in connection with any Proceeding by or in the right of the corporation in which the Director was adjudged liable to the corporation or, in connection with any other Proceeding charging that the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he or she derived an improper personal benefit.  Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.

Item 16.  Exhibits.

a) Exhibits.

Exhibit Number	Description of Document
3.1	Amended and Restated Articles of Incorporation filed March 30, 2016 (Incorporated by reference from the Registrant's Current Report on Form 8-K, filed March 29, 2016)
3.2	Articles of Amendment to the Articles of Incorporation filed November 30, 2016 (Incorporated by reference from the Registrant's Current Report on Form 8-K, filed December 2, 2016)
3.3	Amended and Restated Bylaws, effective March 27, 2008 (Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q, filed May 15, 2008)
5.1*	Opinion of counsel as to the legality of the securities being registered
23.1*	Consent of counsel (included in Exhibit 5.1)
23.2	Consent of EisnerAmper LLP
23.3	Consent of GHP Horwath, P.C.
24.1	Power of Attorney (included on signature pages to the registration statement)

*	To be filed by amendment.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Castle Rock, State of Colorado on the 19th day of July, 2017.

/s/ Michael M. Beeghley
Michael M. Beeghley
Chief Executive Officer (Principal Executive Officer)

/s/ Jeffrey G. McGonegal
Jeffrey G. McGonegal
Chief Financial Officer (Principal Financial and Accounting Officer)

The Registrant and each person whose signature appears below hereby appoint Michael M. Beeghley and Jeffrey G. McGonegal as their attorneys-in-fact, with full power of substitution, to execute in their names and on behalf of the Registrant and each such person, individually and in each capacity stated below, one or more amendments (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and otherwise) to this Registration Statement as the attorney-in-fact acting on the premise shall from time to time deem appropriate and to file any such amendment to this Registration Statement with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael M. Beeghley	Chief Executive Officer, Director	July 19, 2017
Michael M. Beeghley	(Principal Executive Officer)

/s/ Jeffrey G. McGonegal	Chief Financial Officer	July 19, 2017
Jeffrey G. McGonegal	(Principal Financial and Accounting Officer)

/s/ John R. O'Rourke	Director	July 19, 2017
John R. O'Rourke

/s/ Mike Dai	Director	July 19, 2017
Mike Dai

/s/ Andrew Kaplan	Director	July 19, 2017
Andrew Kaplan